EXHIBIT 99.1

SUGEN, Inc. Announces Second Quarter 1999 Financial Results

South San Francisco, CA, July 28, 1999 -- SUGEN, Inc. (Nasdaq: SUGN) today announced its financial results for the quarter ended June 30, 1999. The Company reported revenues of $2.5 million and a net loss of $33.0 million, or $1.95 per share. The loss for the quarter includes the recording of a one-time non-cash interest expense increase required by derivative accounting procedures associated with the warrants issued with the 12% Senior Convertible Notes issued in March 1999. The interest expense increase is driven by the rise in the Company's stock price resulting from the pending merger with Pharmacia & Upjohn (NYSE: PNU). The net loss from operations of $18.6 million was actually below management expectations for the period.

For the same period last year, SUGEN recorded revenues of $2.4 million and a net loss of $10.9 million, or $0.69 per share, and revenues of $4.3 million and a net loss of $14.9 million, or $0.89 per share, for the quarter ended March 31, 1999.

SUGEN also reported its results of operations for the six months ended June 30, 1999. The Company reported revenues of $6.7 million and a net loss of $47.9 million, or $2.85 per share. These results compare with revenues of $4.0 million and a net loss of $20.0 million, or $1.28 net loss per share, for the same period last year. As of June 30, 1999, the Company had cash, cash equivalents and short-term investments of approximately $47.6 million, compared to $61.9 million as of March 31, 1999 and $47.3 million as of December 31, 1998.

As part of the Convertible Note placement, purchasers were issued warrants to acquire additional debt, which they have begun to exercise. The Company anticipates the exercise of approximately $16 million of Note Warrants by July 30, 1999.

"We remain very confident of the long-term strength represented by our unique capabilities in cell signaling technology and other advanced R&D platforms," said Stephen Evans-Freke, Chairman and CEO. "The pending merger with Pharmacia & Upjohn further confirms our assessment."

SUGEN, Inc. is a biopharmaceutical company focused on the discovery and development of small molecule drugs, which target specific cellular signal transduction pathways. SUGEN currently has two cancer products in late stage clinical trials: SU101 (a PDGF receptor inhibitor) is in Phase III trials in refractory brain cancer, will be entering Phase III in refractory prostate cancer this year, and is in Phase II in ovarian and non-small cell lung cancers; SU5416 (a Flk-1/KDR angiogenesis inhibitor) is soon to be entering Phase III registrational studies for the treatment of non-small cell lung and colorectal cancer and Phase II/III in Kaposi's sarcoma. A third compound, SU6668, (a multi-mechanism inhibitor of angiogenesis and tumor growth) is in Phase I for the treatment of solid tumors. The Company has major research and development collaborations with AstraZeneca, ASTA Medica, Allergan and Taiho.

This press release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual could differ significantly from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include the factors more fully discussed in the Company's 1998 Form 10-K. The Company undertakes no obligation to release the results of any revision to these forward-looking statements which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

Additional written materials and press releases regarding SUGEN are available through the SUGEN Fax-On-Demand Information Service by dialing 1-888-329-4699 or at www.sugen.com.


                                   SUGEN, Inc.
                       For the Periods Ended June 30, 1999

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

                                         Three months ended 6/30,   Six months ended 6/30,
                                              1999        1998        1999        1998
                                           --------    --------    --------    --------
Contract revenue:                          $  2,485    $  2,351    $  6,747    $  3,996

Costs and expenses:

    Research and development                 16,577      11,711      33,105      21,143

    General and administrative                4,534       1,999       7,207       3,844
                                           --------    --------    --------    --------
    Total costs and expenses                 21,111      13,710      40,312      24,987
                                           --------    --------    --------    --------
Operating loss                              (18,626)    (11,359)    (33,565)    (20,991)

    Interest income, net                    (14,345)        484     (14,311)        995
                                           --------    --------    --------    --------
Net loss                                   $(32,971)   $(10,875)   $(47,876)   $(19,996)

Basic and diluted net loss per share       $  (1.95)   $  (0.69)   $  (2.85)   $  (1.28)

Shares used in computing
    basic and diluted net loss per share     16,916      15,721      16,799      15,533

CONSOLIDATED BALANCE SHEET DATA
(In thousands)
                                            Jun. 30      Dec.31
                                              1999        1998
                                           ---------   ---------
                                          (unaudited)     (1)

Cash, cash equivalents                     $  47,607   $  47,297
and short-term investments

Total assets                               $  59,975   $  59,333

Senior custom  convertible notes           $  44,903   $   5,694

Other long-term obligations                $   4,922   $   5,724

Accumulated deficit                        $(179,289)  $(130,599)

Total stockholders' equity                 $ (18,525)  $  24,718

Common stock outstanding                      16,973      16,614

Note:
(1) Derived from audited balance sheet at this date.